Exhibit 11

COMPUTATIONS OF PER SHARE EARNINGS

 Earnings per share are based on net income divided by the average number of shares outstanding including incremental shares from assumed conversions during the period. The number of shares used for purposes of calculating earnings per share and all per share data have been adjusted for both periods presented to reflect a two-for-one stock split effected January 15, 1998.


                                                   Three months
                                                      ended
                                                   December 31

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(Dollars and shares in thousands)                 1997        1996
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Weighted average shares outstanding              252,692     250,946
Incremental shares from assumed conversions          493         656
                                                 ========================
Adjusted weighted average shares outstanding     253,185     251,602
                                                 ========================

Net income                                       $130,515    $96,229


Earnings per share:
   Basic                                          $0.52        $0.38
   Diluted                                        $0.52        $0.38